EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement on Form S-2 (No. 333-118940) and on Form S-8 (No. 333-111349) on Form S-8 of Speedemissions, Inc. of our report dated March 21, 2005 relating to the financial statements of Speedemissions, Inc. as of and for the year ended December 31, 2004, which appears in this form 10-KSB.

/s/ Tauber & Balser, P.C.

Atlanta, Georgia
April 14, 2005